Exhibit (g)(2)

THE POP VENTURE FUND

January 22, 2025

Pop Venture Advisers LLC

12 East 49th Street, 11th Floor

New York, NY 10017

Re: Investment Advisory Agreement

This letter confirms that effective January 22, 2025, The Pop Venture Fund (the “Fund”) and Pop Venture Advisers LLC (“Pop Venture”) have mutually agreed that Exhibit A to the Investment Advisory Agreement between the Fund and Pop Venture dated January 7, 2025, has been amended and replaced by Exhibit A attached hereto.

Please sign below to confirm our mutual agreement.

Very truly yours,

THE POP VENTURE FUND

By: /s/ Susan Dumont
Name: Susan Dumont
Title: Principal Financial Officer

Amended Exhibit A attached hereto, accepted this 22nd day of January, 2025.

POP VENTURE ADVISERS LLC

By: /s/ Nicole Loftus
Name: Nicole Loftus
Title: Managing Director

EXHIBIT A

Management Fee

In consideration of the advisory services provided by the Adviser, the Fund will pay the Adviser a Management Fee at an annual rate of 2.00% of the Fund’s average daily calculated net asset value (“NAV”), payable monthly in arrears and accrued daily, based on the Fund’s average daily net assets. Base management fees for any partial month are prorated based on the number of days in the month. Such fee shall be payable for each month within 15 business days after the end of such month.